EXHIBIT 5.1

OPINION

October 22, 2003

Rocky Mountain Chocolate Factory
265 Turner Drive
Durango, CO 81303

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $.03 per share, of Rocky Mountain Chocolate Factory, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“the Act”), which you are filing with the Securities and Exchange Commission with respect to up to 80,000 shares of common stock (as adjusted pursuant to Section 9 of the Plan (as defined below) due to the stock split of Rocky Mountain Chocolate Factory common stock effective March 4, 2002), par value $.03 per share, which may be issued pursuant to the 2000 Nonqualified Stock Option Plan for Nonemployee Directors of Rocky Mountain Chocolate Factory (the “Plan”).

We have examined the Registration Statement and such documents and records of Rocky Mountain Chocolate Factory, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by Rocky Mountain Chocolate Factory, Inc. of any certificates representing the shares, the registration by its registrar of such shares and the sale thereof by Rocky Mountain Chocolate Factory, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

Perkins Coie LLP